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                  ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION
                   ANNUAL INCENTIVE PLAN FOR SELECT EXECUTIVES
                    (ADOPTED BY BOARD OF DIRECTORS 12-21-88)
                                (AMENDED 7-18-90)
1.     Purpose.        The purpose of this Plan is to provide incentive to key
       executives who contribute to the successful financial performance of the Association by making them participants in that success.
2. Definitions. The following terms shall have the meanings set forth below when used in this Plan:
       (a) "Plan" shall mean the Annual Incentive Plan for Select Executives of Astoria Federal Savings and Loan Association.
       (b) "Committee" shall mean the Compensation Committee of the Board of Directors.
       (c) "Association" shall mean Astoria Federal Savings and Loan
            Association.
       (d) "Performance Target(s)" shall mean financial objectives for the Association developed at the beginning of each calendar year by management and approved by the Committee. The Performance Target(s) shall stipulate the planned levels of Association performance, expressed in terms of specific performance measures, such as return on assets, operating earnings, return on net worth, etc., or other appropriate financial objectives that shall be measured for incentive award purposes during each calendar year.
3. Administration. The Committee, appointed by the Board of Directors, shall have full power and authority to interpret and administer the Plan and any rules and regulations relating to it.
4. Eligibility and Selection. Eligibility for incentive payments under the Plan shall be limited to select executives of the Association approved by the Committee at the beginning of a calendar year from among those who, in the opinion of the Committee, are in a position to materially improve the financial performance of the Association. Any employee

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       who is a participant in one year may be excluded from participation in any other year. The Committee may, in its discretion, also make an award to any other employee who has made an unusual contribution outside the ordinary course of his/her duties.
5. Determination of Annual Incentive Target Awards. At the beginning of the calendar year each participant shall be assigned a Target Award, expressed as a percentage of base salary, based on his/her duties and responsibilities, subject to the approval of the Committee. The Target Award represents the amount which shall be paid when: (i) the Association's actual financial results meet the Performance Target(s) set for a given calendar year; and (ii) the participant's individual performance meets expectation.
6. Annual Incentive Pool Funding. The size of the Annual Incentive Pool shall be based on the Association's actual financial performance for the year compared to the Performance Target(s). Association performance shall be measured in accordance with generally accepted accounting principles for any calendar year excluding, however, such unusual terms of income or loss which, in the discretion of the Committee, shall not be included in the current year's results for such purposes. No Incentive Pool shall be created if the Association is not in full compliance with regulatory capital requirements or higher standards as approved by the Compensation Committee.
       At the beginning of the calendar year the Committee shall approve a performance scale which shall specify the relationship between actual Association performance, the Performance Target(s) and size of the Annual Incentive Pool which shall be available. The Performance Target(s) and the performance scale shall be communicated to Plan participants as soon as practical after the Committee's approval is secured.
       In general, when Performance Target(s) are met, the size of the Annual Incentive Pool available shall be equal to the sum of the Target Awards

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       of all participants in the Plan. In a year when actual results are less than the Performance Target(s), the Annual Incentive Pool shall be correspondingly decreased as specified in the performance scale approved for that year. In a year when actual results exceed
       Performance Target(s), the Annual Incentive Pool will be increased at the Board's discretion up to a maximum level specified in the pre-determined performance scale approved for that year. The performance scale shall also specify a minimal level of financial performance below which the Committee may elect not to pay Annual Incentive Awards, but may make special recognition awards to any participant whose performance warrants.
7. Annual Incentive Award Determination. The Committee shall determine participant's Annual Incentive Awards as soon as practicable after the size of the Annual Incentive Pool is determined.
       The size of the actual Annual Incentive Awards shall depend on the level of performance which is achieved for the year. The Association performance portion of each participant's Awards shall be paid to the degree that the Performance Target(s) are met. The remaining portion of the Award shall be paid based on the achievement of individual goals.
8. Annual Incentive Award Payments. Payment of Awards shall be made in cash. Payment of the Annual Incentive Award to each recipient shall typically be made within ninety (90) days following the end of the calendar year for which the Award was made.
       The Committee may, in its discretion, award all or any part of the amount in respect of a calendar year which otherwise would have been awarded to a participant in the Plan but for the fact that his employment with the Association terminated prior to the end of such calendar year by reason of retirement, total and permanent disability, death, resignation, or for any other reason other than dismissal for cause.
       In case of death, all amounts awarded to an executive not previously paid shall be payable in one sum to the beneficiary whom the executive

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       designated under the Association's Life Insurance Plan. If an executive fails effectively to designate a beneficiary, then his estate shall be deemed to be the beneficiary. Notwithstanding the foregoing, an executive terminated for cause at any time shall forfeit all amounts allocated to him and not previously paid.
9. Withholding of Taxes. There shall be deducted from each Award the amount of any tax required by any governmental authority to be withheld.
10. Expenses of the Plan. All expenses incurred in the administration of the Plan shall be borne by the Association and not charged against the Annual Incentive Pool.
11. Amendments. The Board of Directors shall have the power to amend the Plan or to suspend or terminate the Plan in whole or in part.
12. Effective Date. The Plan shall become effective for the calendar year beginning January 1, 1989.
13. Miscellaneous Provisions. In administering the Plan neither the Committee, the Board of Directors of the Association, any member thereof, the Association, nor any officers or employees thereof, shall be liable for any acts of omission or commission, except for his or its own individual, willful and intentional malfeasance or misfeasance. The Association, its officers and directors and any member of the Committee shall be entitled to rely conclusively on all valuations, certifications, opinions and reports which shall be furnished by any counsel, public accountant, or other expert who shall be employed or engaged by the Association or the Committee.
       No benefit which shall be payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge.
       The Plan shall not be deemed to constitute a contract of employment between the Association and any executive; all executives shall remain subject to discharge to the same extent as if the Plan had not been put into effect. This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of New York.


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